UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.)

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SIMLATUS CORPORATION

(Name of Registrant as Specified In Its Charter)

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SIMLATUS CORPORATION

175 Joerschke Dr., Ste. A
Grass Valley, CA 95945

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the stockholders of Simlatus Corporation, a Nevada corporation (the “Company” “we,” “us,” or “our”), have approved the following actions without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

●	The approval of an amendment to our Articles of Incorporation, increasing our authorized shares of common stock from 1,000,000,0000 shares to 10,000,000,000 shares.

●	The approval of an amendment to our Articles of Incorporation to authorize 50,000,000 shares of “blank check” preferred stock.

The action will become effective on or about the 20th day after the definitive information statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	By	Order of the Board of Directors
Richard Hylen
Chief Executive Officer

September 4, 2020

SIMLATUS CORPORATION
175 Joerschke Dr., Ste. A
Grass Valley, CA 95945

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting described in this information statement.

What action was taken by written consent?

We obtained stockholder consent for the approval of amendments to our Articles of Incorporation to (i) increase our authorized shares of common stock from 1,000,000,000 shares to 10,000,000,000 par value $.00001 per share, and (ii) authorize 50,000,000 shares of “blank check” preferred stock. We previously filed Certificates of Change with the State of Nevada (the “Certificates of Change”) on June 5, 2020 and June 11, 2020, reflecting increases in our authorized shares of common stock to 2,000,000,000 shares and 5,000,000,000 shares, respectively. However, those Certificates of Change were improperly filed under Nevada law and will be corrected by the filing of Certificates of Correction under Article 78 of the Nevada Revised Statutes.

How many shares of voting stock were outstanding on the date the action was approved?

On August 14, 2020, the date we received the consent of the holders of a majority of the voting power of our stockholders, there were 2,616,895,224 shares of common stock outstanding, 5,763,749 shares of our Series A Preferred Stock outstanding, 500 shares of our Series B Preferred Stock outstanding, and 35,583 shares of our Series C Preferred Stock outstanding. The Series A Preferred Stock and Series C Preferred Stock are non-voting. Each share of Series B Preferred Stock has the right to cast a number of votes equal to four times the votes of all of the shares of our outstanding common stock with respect to any and all matters presented to the holders of common stock for their action.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this Information Statement?

We obtained the approval of Richard Hylen, our Chief Executive Officer, who holds 102,369 shares of our common stock and all 500 shares of our Series B Preferred Stock, or approximately 99% of the voting power of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. The Company’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 1,000,000,000 TO 10,000,000,000

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock from 1,000,000,000 shares to 10,000,000,000 shares. The increase in our authorized shares of Common Stock will become effective upon the filing of the amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada. We will file the amendment to our Articles of Incorporation to effect the increase in our authorized shares of Common Stock (the “Amendment”) approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders.

The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Nevada to effect the increase is set forth as Appendix A to this Information Statement.

Outstanding Shares and Purpose of the Amendment

Our Articles of Incorporation currently authorize us to issue a maximum of 1,000,000,000 shares of Common Stock. While the Certificates of Change we filed in June 2020 reflected increases in our authorized shares of Common Stock to 2,000,000,000 shares and then to 5,000,000,000 shares, those Certificates of Change were improperly filed under Nevada law and will be corrected by the filing of Certificates of Correction under Article 78 of the Nevada Revised Statutes. As of August 14, 2020, we had 2,616,895,224 shares of Common Stock issued and outstanding, which is less than the number of shares of Common Stock we have authorized under our Articles of Incorporation (without giving effect to the Certificates of Change). In addition, we have entered into a series of financing transactions which require us to maintain a reserve of shares for conversions of outstanding debt and exercise of warrants which are at multiples of the number of shares from time to time issuable thereunder. Furthermore, in order to obtain future financings, we will be required to have additional authorized and unissued shares reserved for issuance.

Outstanding Convertible Notes

Our outstanding convertible notes are convertible into common stock based upon a discount to the market price of our common stock at the time of conversion. Therefore, the number of shares into which the notes are convertible varies with the market price of our common stock. The total principal and interest amount of our convertible notes as of August 14, 2020 was approximately $639,344. Amounts outstanding under our convertible notes convert into shares of common stock at fluctuating prices equal to our recent market price at the time of conversion, discounted by thirty percent (30%) to fifty percent (50%) (depending on the terms of the particular convertible note).

The following table summarizes the number of shares of comment stock that could be issued upon conversion of our outstanding convertible notes as of August 14, 2020, based upon a reasonable range of the recent market price of $0.0003 per share, and before giving effect to the Reverse Stock Split:

Number of Shares
25% below the recent market price	16,988,351,059
50% below the recent market price	25,482,526,588
75% below the recent market price	50,965,053,176

Effects of the Increase in Authorized Common Stock

In the event of conversions of outstanding debt and exercise of warrants and the resulting increase in outstanding shares of Common Stock, the additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although debt conversions, warrant exercises and the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock pursuant to the conversions of outstanding debt and exercise of warrants, among others (other than by way of a stock split or dividend), would have the effect of diluting existing stockholders.

At present, the Board of Directors has no specific plans to issue the additional shares of Common Stock authorized by the Amendment (except upon conversions of outstanding debt and exercise of warrants by our lenders). However, the Company anticipates that some of these additional shares will be used in the future for various purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the Amendment was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO AUTHORIZE 50,000,000 SHARES OF “BLANK CHECK” PREFERRED STOCK

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation authorizing the issuance of up to 50,000,000 shares of “blank check” preferred stock. The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Nevada to authorize such shares is set forth as Appendix A to this Information Statement.

Purpose of the Amendment

While the Company has previously designated and issued shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred, the Company’s Board of Directors does not currently have the authority to issue additional shares of Preferred Stock. The amendment will vest in the Board of Directors the authority to create one or more series of preferred stock and to determine by resolution the terms of each such series referred to as “blank check” provisions, without further shareholder approval. The authority of the Board of Directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series; (b) the liquidation rights, if any; (c) the dividend rights and rates, if any; (d) the rights and terms of redemption; (e) the voting rights, if any, which may be full, special, conditional, or limited; (f) whether the shares will be convertible or exchangeable into securities of the Company, and the rates thereof, if any; (g) any limitations on the payment of dividends on the common stock and non-voting common stock while any series is outstanding; (h) any other provisions that are not inconsistent with the Articles of Incorporation; and (i) any other preference, limitations, or rights that are permitted by law.

The primary purpose of establishing a class of “blank check” preferred stock is to provide the Company with greater flexibility with respect to future financing transactions. The Board of Directors has concluded that the Company should have a full range of capital financing alternatives available in its Articles Incorporation to meet the needs of particular transactions and then prevailing market conditions.

Effects of Authorizing Blank Check Preferred Stock

The rights of the holders of the Company’s common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock, and there might be restrictions placed on the Company’s ability to declare dividends on its common stock or to repurchase shares of common stock. The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock. To the extent that preferred stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets. Shares of preferred stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.

The Board of Directors believes that authorization of the preferred stock is in the best interests of the Company and its shareholders and does not have any plans calling for the issuance of shares of preferred stock at the present time, other than the possible issuance of approximately 15,600 shares of Series C Preferred Stock (or shares of a new class of preferred stock with similar terms), in exchange for the cancellation of warrants to purchase approximately 83,000,000 shares of Common Stock, although no agreement has been entered into with respect to such exchange. The designation and issuance of any series of preferred stock would be on terms deemed by the Board of Directors to be in the best interests of the Company and its shareholders at that time.

The amendment to the Articles of Incorporation to authorize preferred stock as proposed could also adversely affect the ability of third parties to take over or change the control of the Company. The issuance of preferred stock with voting rights may, under certain circumstances, create voting impediments with respect to changes in control of the Company or dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The ability of the Board to establish the rights of, and to cause the Company to issue, substantial amounts of preferred stock without the need for shareholder approval could discourage potential acquirers and therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Potentially, the issuance of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office even if such change would serve the interests of the Company and its shareholders.

While the amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages. In addition to the enhanced ability to finance acquisitions and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its shareholders. Notwithstanding the foregoing, the Board has no present intention to issue the authorized preferred shares for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its shareholders. Rather, the Board intends to issue preferred shares only for the purpose of capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its shareholders.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table and footnotes thereto sets forth information regarding the number of shares of common stock beneficially owned by (i) each director and named executive officer of our company, (ii) each person known by us to be the beneficial owner of 5% or more of its issued and outstanding shares of common stock, and (iii) all named executive officers and directors of the Company as a group. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table assumes 2,616,895,224 shares of common stock issued and outstanding. Unless otherwise further indicated in the following table, the persons and entities named in the following table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and/or the footnotes thereto, the address of each person beneficially owning in excess of 5% of the outstanding common stock named in the following table is: 175 Joerschke Dr., Ste. A, Grass Valley, CA 95945.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Named Executive Officers and Directors
Richard Hylen	102,369	(2)	*	(2)
Baron Tennelle	—		—
Dusty Vereker	—		—
Executive Officers and Directors as a Group (3 Persons)	102,369	(2)	*	(2)
5% Beneficial Holders
N/A

*	Less than one percent.

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this report.

(2)	Mr. Hylen also holds all 500 shares of Series B Preferred Stock, each of which entitles him to cast four times the votes of all of our outstanding shares of common stock. When the 500 shares of Series B Preferred Stock are taken into account, Mr. Hylen accounts for more than 99% of the voting power of the Company’s outstanding shares of capital stock. Mr. Hylen also holds 866,201 shares of Series A Preferred Stock, which are non-voting.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of shares of common stock are not entitled to dissenters’ rights with respect to any aspect of the Amendment, and we will not independently provide holders with any such right.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENTS

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by all other holders of the shares of our common stock.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such Act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

	By	Order of the Board of Directors
Richard Hylen
Chief Executive Officer

September 4, 2020

Appendix A

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation: Simlatus Corporation.

2.	The Articles have been amended as follows:

The first clause of Section 1 of Article III is hereby amended and restated in its entirety to read as follows:

Section 1 - The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall consist of (i) 10,000,000,000 shares of common stock, with a par value of $0.00001 per share, (ii) and 50,000,000 shares of preferred stock, with a par value of $0.00001 per share. The Board of Directors of the Corporation is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, and such designation, relative rights, preferences and limitations thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares of Preferred Stock.

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 99%.

4.	Effective date of filing: (optional)

5.	Signature:

Richard Hylen, Chief Executive Officer